                                                                     EXHIBIT 3.3


                 AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS


         At the July 15, 1997 Annual Meeting, Schein's Stockholders adopted the following amendments to Article VI and Article III of the Company's Amended and Restated By-Laws as proposed by the Board of Directors.

         Article VI of the By-Laws was amended to read in its entirety as follows:

                  These By-Laws may be amended or repealed and any By-Laws may be adopted at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed amendment or repeal, or By-Law or By-Laws to be adopted, be contained in that notice of such special meeting, by the affirmative vote of holders of two-thirds of the shares of the stock issued and outstanding and entitled to vote thereat (unless a greater percentage is provided herein), or at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed amendment or repeal, or By-Law or By-Laws to be adopted, be contained in the notice of such special meeting, by the affirmative vote of two-thirds of the Board of Directors.

         Article III, Section 3 of the By-Laws was amended to read in its entirety as follows:

                  Section 3. Vacancies. Newly created directorships resulting from any increase in the number of directors and any other vacancies on the Board of Directors, whether resulting from death, disability, resignation, disqualification, removal or any other circumstances, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified. Without limiting the generality of the foregoing, a vacancy shall also be deemed to exist if the stockholders fail at any annual meeting of the stockholders at which any director or directors are required to be elected, to elect the full authorized number of directors to be voted for at that meeting.